Exhibit 99.2

Consent of Tudor Pickering Holt & Co Advisors LP

We hereby consent to the use in the Registration Statement of KLX Energy Services Holdings, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of KLX Energy Services Holdings, Inc. and Quintana Energy Services, Inc., which is part of the Registration Statement, filed on June 2, 2020 (the “Registration Statement”) with the United States Securities and Exchange Commission, of our opinion dated May 3, 2020 appearing as Annex F to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of QES’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the QES Board and Reasons for the Merger”, “The Merger—Certain Unaudited Prospective Financial and Operating Information” and “The Merger—Opinion of QES’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

TUDOR PICKERING HOLT & CO ADVISORS LP

/s/ Tudor Pickering Holt & Co Advisors LP

Houston, Texas

June 2, 2020